Exhibit 16.1

June 21, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
United States of America

Commissioners:

We have read SpringBig Holdings, Inc.’s (formerly known as Tuatara Capital Acquisition Corp’s) statements included under Item 4.01 of its Form 8-K dated June 21, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 14, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York